We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Incentive Plan and Employee Stock Purchase Plan of Penederm Incorporated ("Penederm") of our report dated January 26, 1996, with respect to the consolidated financial statements incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



Ernst & Young LLP

Palo Alto, California
October 14, 1996